Exhibit 3.2

SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

COMSTOCK RESOURCES, INC.

This Amendment No. 2 (the “Amendment”) is effective as of as of July 15, 2019, and amends the Amended and Restated Bylaws (as amended, the “Bylaws”) of Comstock Resources, Inc., a Nevada corporation.

AMENDMENT

Uncertificated Stock Certificates.  Article VII, Section 1 of the Bylaws is deleted in its entirety and replaced with the following provision:

“Section 1. Certificates of Stock. The certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Articles of Incorporation, as shall be approved by the Board of Directors. The Chief Executive Officer, the President or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chief Executive Officer, the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and number of shares.  Notwithstanding the foregoing provisions of this Article VII, Section 1, the Corporation may issue uncertificated shares to the holders of any class or series of preferred stock of the Corporation, provided that the provisions of the Articles of Incorporation or any certificate of designation adopted thereunder which create the class or series of preferred stock in question also provide that the shares of such class or series may be issued in uncertificated form.”

[Signature page follows]

By:  /s/ ROLAND O. BURNS

Name: Roland O. Burns

Title: Secretary

Signature page to Second Amendment to Amended and Restated Bylaws